NEWS RELEASE

Media Contacts:
Mary Amundsen (Aquila) - (816) 467-3652
Jef Freeman (Cogentrix) - (704) 672-2804

Investor Contact:

Neala Clark - (816) 467-3562

AQUILA AND COGENTRIX AGREE TO TERMINATE ACQUISITION AGREEMENT;
CURRENT POWER MARKET CONDITIONS CITED

          Kansas City, MO/Charlotte, NC, Aug. 2, 2002 -Aquila, Inc. (NYSE: ILA) and Cogentrix Energy today announced that they have terminated their April agreement under which Aquila was to acquire Cogentrix. Both companies agreed that the current uncertainty of the electric power market made proceeding with the transaction impractical and not in either company's best interest.

           "We remain impressed by the Cogentrix operations, employees and management team," said Robert K. Green, president and chief executive officer of Aquila, "yet it's clear, given current market conditions, that combining our operations is not in the best interest of our shareholders."

          Aquila does not consider termination of the Cogentrix agreement part of its ongoing efforts to sell $1 billion in non-strategic assets.

          David J. Lewis, Cogentrix chairman and chief executive officer, said "While we have felt from the beginning that the merger of Cogentrix into the Aquila organization held the promise of yielding a company far greater than the sum of the individual strengths of each, it has become apparent that the uncertainty of today's electric power market is not conducive to the transaction going forward.

           "Regardless, the need for reliable electricity has not diminished and Cogentrix remains committed to helping serve that need. We wish Aquila our best and appreciate their professionalism throughout our involvement with them. They have shown themselves to be first rate."

          Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns and operates power generation and mid-stream natural gas assets. At March 31, 2002, Aquila had total assets of $12.3 billion. More information is available at www.aquila.com .

          Cogentrix Energy, Inc., headquartered in Charlotte, N.C., acquires, develops, owns and operates electric generation and other power assets in the United States and internationally. Cogentrix has, in whole or in part, equity interests in 28 facilities in 14 states with a total generating capability of approximately 7,800 megawatts. For more information on Cogentrix, visit the corporate website at www.cogentrix.com .

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